Exhibit 99.3

OSI SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and related notes present the historical condensed combined financial information of OSI Systems, Inc. (collectively, with its consolidated subsidiaries, “OSI Systems” or the “Company”) and American Science and Engineering, Inc. (“AS&E”) after giving effect to OSI Systems’ acquisition of AS&E that was completed on September 9, 2016. AS&E is a leading provider of detection solutions for advanced cargo, parcel, and personnel inspection. The unaudited pro forma condensed combined financial information gives effect to the acquisition of AS&E based on the assumptions, reclassifications and adjustments described in the notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of June 30, 2016 has been presented as if the acquisition of AS&E had occurred on such date.  The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2016 has been prepared as if the acquisition of AS&E had occurred on July 1, 2015. The historical financial information is adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma adjustments that are (1) directly attributable to the AS&E acquisition, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma financial information does not reflect the cost of any integration activities or the benefit that may result from the merger of OSI Systems and AS&E. The unaudited pro forma condensed combined financial information is not necessarily indicative of, or intended to represent, the results that would have been achieved had the transaction been consummated as of the dates presented or of the results that may be achieved in the future.

The unaudited pro forma condensed consolidated combined financial information has been prepared pursuant to Regulation S-X Article 11. Accordingly, the assets acquired and liabilities assumed have been recorded at their estimated fair values at the date of acquisition. Any excess of the estimated purchase price of $266 million over the estimated fair value of the net assets acquired has been recorded as goodwill. The preliminary estimates of fair values are reflected in the accompanying unaudited pro forma consolidated combined financial information.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of OSI Systems included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2016, and the audited financial statements of AS&E for the fiscal year ended March 31, 2016 and the unaudited financial statements of AS&E for the three months ended June 30, 2016, included as Exhibits 99.1 and 99.2 to this Form 8-K/A.

OSI SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2016

(amounts in thousands)

			Pro Forma		OSI
	OSI	AS&E	Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$104,370	$74,104	$(60,177)	A	$118,297
Restricted cash	—	7,989	(7,989)	A	—
Accounts receivable	141,716	21,837	2,107	B	165,660
Unbilled costs and fees		2,107	(2,107)	B	—
Inventories	273,288	39,465	—		312,753
Prepaid expenses and other current assets	35,944	7,026	—		42,970
Total current assets	555,318	152,528	(68,166)		639,680
Property and equipment, net	183,114	6,087	—		189,201
Goodwill	122,819	—	97,589	C	220,408
Intangible assets, net	56,283	—	74,800	D	131,083
Restricted cash	—	437	(437)	A	—
Deferred income taxes	—	9,274	(9,274)	E	—
Other assets	74,189	211	(16,342)	E	58,058
Total assets	$991,723	$168,537	$78,170		$1,238,430

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank lines of credit	$125,000	$—	$196,000	F	$321,000
Current portion of long-term debt	2,759	—	—		2,759
Accounts payable	69,490	5,550	—		75,040
Accrued payroll and related expenses	29,203	4,334	—		33,537
Accrued warranty costs		226	(226)	G	—
Advances from customers	55,408	13,926	—		69,334
Deferred revenue	29,978	7,733	—		37,711
Other accrued expenses and current liabilities	55,997	3,944	8,907	G	68,848
Total current liabilities	367,835	35,713	204,681		608,229
Long-term debt	6,054	—	—		6,054
Deferred income taxes	29,160	—	—		29,160
Deferred revenue		3,803	(3,803)	H	—
Other long-term liabilities	47,828	1,110	3,803	H	52,741
Total liabilities	450,877	40,626	204,681		696,184

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	219,114	4,758	(3,358)	I	220,514
Capital in excess of par value		2,104	(2,104)	I	—
Retained earnings	338,988	121,049	(121,049)	I	338,988
Accumulated other comprehensive loss	(17,256)	—	—		(17,256)
Total stockholders’ equity	540,846	127,911	(126,511)		542,246
Total liabilities and stockholders’ equity	$991,723	$168,537	$78,170		$1,238,430

See accompanying notes to unaudited pro forma condensed combined financial information.

OSI SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(amounts in thousands, except per share data)

	Year Ended	Year Ended
	June 30, 2016	March 31, 2016	Pro Forma		OSI
	OSI	AS&E	Adjustments		Pro Forma
Net revenues:
Products	$579,345	$54,220	$(4,804)	J	$628,761
Services	250,315	48,767	4,142	K	303,224
Total net revenues	829,660	102,987	(662)		931,985
Cost of goods sold:
Products	407,880	31,826	(4,561)	L	435,145
Services	144,921	24,931	2,692	M	172,544
Total cost of goods sold	552,801	56,757	(1,869)		607,689
Gross profit	276,859	46,230	1,207		324,296

Operating expenses:
Selling, general and administrative	166,655	29,838	6,380	N	202,873
Research and development	49,816	21,722	(1,458)	O	70,080
Impairment, restructuring and other charges	22,014	—	779	P	22,793
Total operating expenses	238,485	51,560	5,701		295,746
Income (loss) from operations	38,374	(5,330)	(4,494)		28,550
Interest and other expense, net	(2,879)	(177)	(4,624)	Q	(7,680)
Income (loss) before income taxes	35,495	(5,507)	(9,118)		20,870
Provision (benefit) for income taxes	9,338	(2,258)	(3,556)	R	3,524
Net income (loss)	$26,157	$(3,249)	$(5,562)		$17,346
Earnings per share:
Basic	$1.35				$0.89
Diluted	$1.30				$0.86
Shares used in per share calculation:
Basic	19,427				19,427
Diluted	20,076				20,076

See accompanying notes to unaudited pro forma condensed combined financial information.

OSI SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Pro Forma Presentation

On September 9, 2016, the Company acquired by merger 100 percent ownership interest of American Science and Engineering, Inc. (“AS&E”), a leading provider of detection solutions for advanced cargo, parcel, and personnel inspection.  OSI Systems paid $37 per share in cash for total cash consideration of $264.6 million.  The Company financed the acquisition by a combination of cash on hand and borrowing under its existing revolving bank line of credit. In addition, the Company issued restricted stock units (“RSUs”) for the Company’s common stock as a replacement award for RSUs originally granted by AS&E. Further, the Company has preliminarily estimated that $1.4 million of the fair value of the replacement award pertained to the precombination service period. Thus, this amount has been considered as part of the purchase price consideration for a total estimated purchase price of $266 million.  The impact of the replacement RSUs on the pro forma diluted number of shares was de minimis.

The unaudited pro forma condensed combined balance sheet as of June 30, 2016 and the unaudited pro forma condensed combined statement of operations for the year ended June 30, 2016 are based on the historical financial statements of OSI Systems and AS&E after giving effect to OSI Systems’ acquisition of AS&E, which was completed on September 9, 2016, and the assumptions, reclassifications and adjustments described in the notes herein.

The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the results of operations or financial position of OSI Systems that would have been reported had the acquisition been completed as of the dates presented, or of future results of operations or financial position. The unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities or the benefit that may result from the realization of future cost savings from operating synergies, or from the realization of any revenue, tax, or other synergies that may arise due to the integration of OSI Systems and AS&E.  The unaudited pro forma condensed combined financial information should be read in conjunction with OSI Systems’ Annual Report on Form 10-K for the year ended June 30, 2016, as filed with the Securities and Exchange Commission on August 19, 2016, and in conjunction with the financial statements of AS&E, presented as Exhibits 99.1 and 99.2 of this Form 8-K/A.

The acquisition of AS&E has been accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”) under which the total estimated purchase price consideration is allocated to the tangible and intangible assets acquired and liabilities assumed based on their fair value as of the acquisition date with the excess amount of the purchase price over the fair value of the net assets acquired and liabilities assumed recorded as goodwill. OSI Systems’ preliminary valuation of the fair values of net assets acquired, including intangible assets, and liabilities assumed is based on preliminary estimates and assumptions and is subject to change pending finalization of the valuations. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as OSI Systems finalizes the valuations of the tangible and intangible assets acquired and liabilities assumed from the acquisition. Any changes to the preliminary estimates of the fair value of the assets acquired and liabilities assumed will be recorded as adjustment to those assets and liabilities with the offset being recorded to goodwill.

The unaudited pro forma condensed combined balance sheet as of June 30, 2016 is presented as if the acquisition occurred on June 30, 2016.  The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2016 is presented as if the acquisition occurred on July 1, 2015. Due to different fiscal period ends, which are not in excess of 93 days apart, the pro forma condensed combined statement of operations for the year ended June 30, 2016 combines the historical results of OSI Systems for the year ended June 30, 2016 and the results of AS&E for the year ended March 31, 2016.

Based upon OSI Systems’ review of AS&E’s significant accounting policies, the pro forma financial information assumes there will be no adjustments required to conform AS&E’s accounting policies to OSI Systems’ accounting policies. However, certain balances from the historical financial statements of AS&E were reclassified to conform to OSI Systems’ financial statement presentation as further discussed in Notes 3 and 4 to the unaudited pro forma condensed combined financial information. As of the date of this report, OSI Systems is not aware of any other differences that would have a material impact on the unaudited pro forma condensed combined financial information.

2. Acquisition Accounting Adjustments

The acquisition of AS&E has been accounted for under the acquisition method of accounting in accordance with ASC 805. Under the acquisition method of accounting, the assets acquired and liabilities assumed have been recorded at their estimated fair values at the date of acquisition. Any excess of the total estimated purchase price of $266 million over the estimated fair value of the net assets acquired has been recorded as goodwill.   OSI Systems’ preliminary valuation of the fair values of net assets acquired, including intangible assets, and liabilities assumed is based on preliminary estimates and assumptions and is subject to change pending finalization of the valuations. Any changes to the preliminary estimates of the fair value of the assets acquired and liabilities assumed will be recorded as adjustment to those assets and liabilities with the offset being recorded to goodwill.

The following is a preliminary estimate of the assets acquired and the liabilities assumed by OSI Systems in the acquisition, reconciled to total estimated purchase consideration (in thousands):

Cash and cash equivalents	$82,530
Accounts receivables	23,944
Inventories	39,465
Prepaid expenses and other current assets	7,026
Property and equipment	6,087
Intangible assets	74,800
Other assets (see Note 3. E)	(16,131)
Accounts payable	(5,550)
Accrued payroll and related expenses	(4,334)
Advances from customers	(13,926)
Deferred revenue	(7,733)
Other accrued expenses current liabilities	(12,851)
Other long-term liabilities	(4,913)
Net assets acquired	$168,414
Goodwill	97,589
Total estimated purchase consideration	$266,003

3. Pro Forma Adjustments — Balance Sheet (in thousands)

A) Cash and cash equivalents:

To record cash consideration paid to acquire AS&E	$(264,603)
Proceeds from borrowing under revolving bank line of credit	265,000
Repayment of borrowing from AS&E cash(1)	(69,000)
Reclassification of restricted cash - current	7,989
Reclassification of restricted cash - long term	437
$(60,177)

Note 1 —     Immediately following the close of the acquisition, OSI Systems used a portion of AS&E’s existing cash on hand to pay down the revolving bank line of credit that was used to fund the transaction.

B) Accounts receivable — Reclassification of AS&E’s Unbilled costs and fees.

C) Goodwill — To record the estimated fair value of the goodwill had the acquisition occurred on June 30, 2016.

D) Intangibles assets, net — To record the estimated fair value at the date of acquisition of the identifiable intangible assets acquired:

	Approximate Weighted Average Lives	Fair Values	Pro Forma Amortization Expense
Amortizable assets:
Developed technology	10 years	$31,750	$3,175
Customer relationships/backlog	7 years	27,550	4,216
Total amortizable assets		59,300	$7,391
Non-amortizable assets:
Trademarks		12,300
IPR&D		3,200
Total intangible assets		$74,800

E) Other assets:

To record the reduction in the deferred income tax asset related to intangible assets had the acquisition occurred on June 30, 2016	$(29,172)
To record the tax impact of adjustments to the pro forma condensed combined statement of operations — (see Note 4. R below)	3,556
Reclassification of Deferred income tax asset	9,274
$(16,342)

F) Bank lines of credit:

Proceeds from bank lines of credit	$265,000
Repayment of bank lines of credit with AS&E cash	(69,000)
$196,000

G) Other accrued expenses and current liabilities:

Reclassification of Accrued warranty costs	$226
Estimated transaction costs related to acquisition not included in June 30, 2016 Balance Sheets	8,681
$8,907

H) Other long-term liabilities — Reclassification of AS&E’s Deferred revenue — long term.

I) Stockholders’ Equity — Elimination of AS&E’s historical equity balances had the acquisition occurred on June 30, 2016 and the issuance by the Company of replacement restricted stock unit awards related to the acquisition.

4. Pro Forma Adjustments — Statement of Operations (in thousands)

J) Net revenues — Products:

Reclassification of sales of parts to support field service to Net revenues - Services	$(4,142)
Reclassification of third-party sales commissions from Costs of goods sold	(662)
$(4,804)

K) Net revenues — Services — Reclassification of sales of parts to support field services from Net revenues — Products.

L) Cost of goods sold — Products:

Reclassification of parts to support field service to Cost of goods sold - Services	$(2,804)
Reclassification of third-party sales commissions to Net revenues - Products	(662)
Reclassification of costs related to a reduction in work force to Impairment, restructuring and other charges	(1,150)
Reclassification of costs from Interest and other expense, net	55
$(4,561)

M) Cost of goods sold — Services:

Reclassification of parts to support field service from Cost of goods sold - Products	$2,804
Reclassification of costs related to a reduction in work force to Impairment, restructuring and other charges	(112)
$2,692

N) Selling, general and administrative:

Reclassification of costs related to a reduction in work force to Impairment, restructuring and other charges	$(357)
Reclassification of costs from Interest and other expense, net	262
To record amortization of intangible assets acquired as a result of the acquisition (see Note 3. D above)	7,391
Eliminate AS&E’s incremental transaction costs associated with the acquisition	(916)
$6,380

O) Research and development:

Reclassification of costs related to a reduction in workforce to Impairment, restructuring and other charges	$(1,509)
Reclassification of costs from Interest and other expense, net	51
$(1,458)

P) Impairment, restructuring and other charges:

Reclassification of costs related to a reduction in workforce from Costs of goods sold	$1,262
Reclassification of costs related to a reduction in workforce from Selling, general and administrative	357
Reclassification of costs related to a reduction in workforce from Research and development	1,509
Elimination of OSI Systems’ transaction costs associated with the acquisition	(2,349)
$779

Q) Interest and other expense, net:

To record interest expense on debt incurred to fund the acquisition of AS&E, net of immediate repayment of debt with AS&E cash.(1)	$(4,992)
Reclassification of costs to Cost of goods sold - Products	55
Reclassification of costs to Selling, general and administrative	262
Reclassification of costs to Research and development	51
$(4,624)

Note 1 —     Pursuant to the terms of the Company’s credit facility, the pro forma annual interest was calculated using the one-month LIBOR plus the applicable margin on the $196 million of net borrowing less the reduced commitment fees. In conjunction with the acquisition, the Company issued $16 million of letters of credit under the Company’s credit facility as guarantees for outstanding AS&E guarantees.  The additional interest less commitments fees for the letters of credit issued were also included in the pro forma interest above. In the event that the Company had not used $69 million of AS&E cash to pay down the revolving bank line of credit immediately following the acquisition, the pro forma interest expense would be increased by approximately $1.4 million. If the actual interest rate differed from the interest used for the pro forma interest expense above by 1/8%, interest expense would increase or decrease by $0.2 million.

R) Provision (benefit) for income taxes — To record the tax effect of pro forma adjustments at an estimated blended tax rate of 39%.